Exhibit 99.1

Bank of South Carolina Corporation Announces First Quarter Earnings

CHARLESTON, S.C., April 11, 2023 /PRNewswire/ -- The Bank of South Carolina Corporation (Nasdaq: BKSC) announced unaudited earnings of $1,588,779 or $0.29 and $0.28 basic and diluted earnings per share, respectively, for the quarter ended March 31, 2023 – an increase of 8.52% over earnings for the quarter ended March 31, 2022 of $1,464,106, or $0.26 basic and diluted earnings per share. Annualized returns on average assets and average equity for the three months ended March 31, 2023 were 1.00% and 15.73%, respectively, compared with March 31, 2022 annualized returns on average assets and average equity of 0.89% and 11.40%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "Although we are ahead of 2022 first quarter results, we are behind in our profit plan for the first three months of this year. This outcome is the result of precipitous increases in our deposit costs to meet the intense competition amongst banks, brokerages, and the U.S. Treasury. Although loan interest income has increased, our margins remain thin. The potential for further rate increases by the Federal Reserve is uncertain. Nonetheless, our business model and asset quality remain sound as we continue to meet the banking needs of our clients in the South Carolina Lowcountry – most notably with the opening of our sixth office later this quarter on James Island."

The following table shows the balance sheet and income statement highlights:

	(Unaudited) March 31,	(Unaudited) March 31,
	2023	2022

Common stock shares outstanding	5,552,351	5,550,476
Book value per share	$ 7.84	$ 8.10
Total assets	$ 646,761,629	$ 664,993,337

Three Months Ended

Net income	$ 1,588,779	$ 1,464,106

Basic earnings per share	$ 0.29	$ 0.26
Diluted earnings per share	$ 0.28	$ 0.26

Weighted average shares outstanding:
Basic	5,552,351	5,544,546
Diluted	5,640,313	5,688,619

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina ("The Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, and the West Ashley community and has been in continuous operation since 1987. A sixth office at 1730 Maybank Highway on James Island is anticipated to open in the second quarter of 2023. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500